UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

DATE OF REPORT (Date of earliest event reported):  July 27, 2015

ITT EDUCATIONAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-13144	36-2061311
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

13000 North Meridian Street
Carmel, Indiana 46032-1404
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (317) 706-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

The press release issued by ITT Educational Services, Inc. (the “Company”) dated July 30, 2015 reporting the Company’s results of operations and financial condition for the Company’s fiscal quarter ended June 30, 2015, is incorporated herein by reference and furnished to the Securities and Exchange Commission with this report as Exhibit 99.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Interim Chief Financial Officer

On July 30, 2015, the Company announced that its Board of Directors has elected Rocco F. Tarasi, III as the Company’s interim Executive Vice President, Chief Financial Officer, to be effective on the business day immediately following the date on which the Company files its Quarterly Report on Form 10-Q for its quarter ended June 30, 2015 (the effective date of Mr. Tarasi’s election being referred to as the “Effective Date”).  Daniel M. Fitzpatrick will remain in his current position as Executive Vice President, Chief Financial Officer of the Company, and will continue to perform all of the functions of the Company’s principal financial officer, through the filing of the Form 10-Q and until the Effective Date.

Mr. Tarasi, age 43, has served as the Company’s Senior Vice President, President – The Center for Professional Development since January 2013. He served as the Company’s Vice President, Finance – Corporate Strategy and Development from October 2011 through January 2013. Mr. Tarasi was the co-founder of BrainCredits Corporation, an education start-up, from August 2010 through October 2011, and served as managing director, policyIQ for Resources Global Professionals, a multinational professional services firm, from July 2003 through August 2010.  Mr. Tarasi began his professional career with Arthur Andersen and held various positions in the firm’s audit practice for more than five years, including senior auditor and audit manager.  Mr. Tarasi is a certified public accountant (inactive).

In connection with his appointment as interim Chief Financial Officer, Mr. Tarasi will not receive any adjustment to his base salary, which is currently $221,450, or his short-term compensation arrangement in which he participates at the 50% short-term compensation percentage of base salary level.  The Compensation Committee of the Board of Directors of the Company has approved a grant of restricted stock units on the third trading day after the Effective Date to Mr. Tarasi that have a value of $50,000, based on the closing price of the Company’s common stock on the date of grant. The restricted stock units will vest, subject to Mr. Tarasi’s continued employment with the Company, in thirds on the first, second and third anniversaries of the grant date or, if earlier, upon his termination of employment due to death or disability.

Following the Effective Date, Mr. Fitzpatrick will remain employed by the Company and will become a Special Advisor to the interim Chief Financial Officer, as permitted by the previously-disclosed Letter Agreement entered into between Mr. Fitzpatrick and the Company, dated as of April 29, 2015 (the “Fitzpatrick Letter Agreement”).  The Fitzpatrick Letter Agreement provided that Mr. Fitzpatrick would remain employed by the Company until October 29, 2015, subject to earlier termination by the Company.  The Company’s Board of Directors has determined that Mr. Fitzpatrick’s employment with the Company will end prior to that date, on the 30th day following the Effective Date (the “Separation Date”), given that Mr. Fitzpatrick will serve as a Special Advisor to Mr. Tarasi to assist in the transition of duties to Mr. Tarasi during that time and will become a consultant to the Company for a period of 18 months following the Separation Date, as provided in the Fitzpatrick Letter Agreement.  The Fitzpatrick Letter Agreement provides that, unless Mr. Fitzpatrick’s employment is earlier terminated for cause, he will be entitled to a lump sum payment within 30 days of the Separation Date equal to the base salary he would have been paid from the Separation Date to October 29, 2015, and 18 times the monthly COBRA premium, subject to his execution of a release agreement.

As previously disclosed, the Fitzpatrick Letter Agreement provides that during the 18-month period following his Separation Date, Mr. Fitzpatrick will serve as a consultant to the Company in exchange for a monthly fee equivalent to his current monthly base salary and continued vesting of his equity-based awards. The form of Mr. Fitzpatrick’s Consulting Agreement is attached as an exhibit to the Fitzpatrick Letter Agreement as filed with the Securities and Exchange Commission.

The foregoing description is qualified in its entirety by reference to the Fitzpatrick Letter Agreement, including the form Consulting Agreement, a copy of which was attached as Exhibit 10.1, and the Amendment to Equity Award Agreements, a copy of which was attached as Exhibit 10.2, to the Company’s Current Report on Form 8-K filed on April 29, 2015, and are incorporated herein by reference.

A copy of the press release announcing these changes is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Amendment to CEO Letter Agreement

On July 29, 2015, the Company and Kevin M. Modany, the Company’s Chief Executive Officer, entered into a third amendment (the “Third Amendment”) to the letter agreement between Mr. Modany and the Company dated August 4, 2014 (as amended, the “Modany Letter Agreement”). Pursuant to the Third Amendment, the parties agreed to extend the Applicable Period (as provided for and defined in the Modany Letter Agreement) to December 31, 2015. The foregoing description of the Third Amendment is qualified in its entirety by reference to the Third Amendment, a copy of which is filed herewith Exhibit 10.1 and is incorporated herein by reference.

Short-Term Compensation for CEO and CFO

On July 27, 2015, the Compensation Committee of the Company’s Board of Directors established a short-term compensation opportunity for Mr. Modany related to 2015.  The Compensation Committee had not included Mr. Modany in the Company’s 2015 short-term compensation arrangement in January 2015 when it established that arrangement for other executive officers, as previously disclosed, due to the fact that, at that time, it was expected that Mr. Modany would not be serving as the Company’s Chief Executive Officer for any extended period of time in 2015 due to his announced resignation.  In July 2015, the Compensation Committee recognized that Mr. Modany has continued to serve in the role of Chief Executive Officer for much longer than originally anticipated, and has diligently worked toward the management objectives contained in the 2015 short-term compensation arrangement (the “2015 Management Objectives”).  As a result, the Compensation Committee approved a short-term compensation opportunity for Mr. Modany related to the 2015 Management Objectives, to be pro-rated based on the period of his service as an employee in 2015.

In addition, on July 27, 2015, the Compensation Committee approved a modified short-term compensation opportunity for Mr. Fitzpatrick.  Mr. Fitzpatrick previously was eligible for a short-term compensation payment related to the 2015 Management Objectives, but he would have had to have been employed by the Company on the payment date of the short-term compensation, which would be in early 2016.  Since Mr. Fitzpatrick’s employment with the Company will end prior to that time, as discussed above, Mr. Fitzpatrick would not have received any payment related to the 2015 short-term compensation arrangement.  The Compensation Committee recognized Mr. Fitzpatrick’s contributions in 2015, and determined to provide him with a pro-rated short-term compensation opportunity related to the 2015 Management Objectives, based on the period of his service as an employee in 2015.

The 2015 Management Objectives and their relative weightings under the 2015 short-term compensation arrangement are disclosed in the Company’s Current Report on Form 8-K filed on January 30, 2015 and in the Company’s Proxy Statement for its 2015 Annual Meeting of Shareholders filed on June 12, 2015.  The determination of the extent to which the 2015 Management Objectives are accomplished will be made by the Compensation Committee in early 2016.  The Committee intends to assign zero to five points to each 2015 Management Objective based on the extent to which the Committee determines the objective was accomplished.  The total weighted points that are assigned to the 2015 Management Objectives by the Compensation Committee will correlate to a maximum short-term compensation percentage, as described in the Company’s Current Report on Form 8-K filed on January 30, 2015 and in the Company’s Proxy Statement for its 2015 Annual Meeting of Shareholders filed on June 12, 2015.

To determine the maximum short-term compensation amount that each of Mr. Modany and Mr. Fitzpatrick may receive, (i) the maximum short-term compensation percentage will be multiplied by (ii) a standard short-term compensation percentage (100% for Mr. Modany and 65% for Mr. Fitzpatrick) of annualized base salary as of the earlier of his last day of employment in 2015 or December 31, 2015, and the result will be multiplied by (iii) the officer’s annualized base salary, and that result will be pro-rated, based on (iv) the number of days that he served as an employee of the Company during 2015, divided by 365.

Under the terms of the 2015 short-term compensation arrangement applicable to all executive officers, the Compensation Committee has the ability to determine that an executive officer’s actual short-term compensation payment may be more or less than the officer’s potential short-term compensation as calculated as described above.  An executive officer’s actual short-term compensation amount will be based on the Compensation Committee’s discretionary assessment of the officer’s individual contribution toward accomplishing each 2015 Management Objective.  Any 2015 short-term compensation payment will be made in cash.  The Compensation Committee may, in its sole discretion, modify the terms of the short-term compensation element at any time before it is paid.

Item 9.01.                      Financial Statements and Exhibits.

(d)	Exhibits:

The following exhibits are being filed herewith:

Exhibit No.                                    Description

10.1	Third Amendment to Letter Agreement, dated as of July 29, 2015, by and between ITT Educational Services, Inc. and Kevin M. Modany

99.1	Press Release issued by ITT Educational Services, Inc. dated July 30, 2015.

Except for the historical information contained herein, the matters discussed in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of the company’s management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the impact of the company’s late filings with the SEC, including the 2014 Form 10-K and the first quarter 2015 Form 10-Q; the impact of adverse actions by the ED related to the action by the U.S. Securities and Exchange Commission against the company and the company’s failure to submit its 2013 audited financial statements and 2013 compliance audits with the U.S. Department of Education by the due date; the impact of the consolidation of variable interest entities on the company and the regulations, requirements and obligations that it is subject to; the inability to obtain any required amendments or waivers of noncompliance with covenants under the company’s financing agreement; the company’s inability to remediate material weaknesses, or the discovery of additional material weaknesses, in the company’s internal control over financial reporting; the company’s exposure under its guarantees related to private student loan programs; the outcome of litigation, investigations and claims against the company; the effects of the cross-default provisions in the company’s financing agreement; changes in federal and state governmental laws and regulations with respect to education and accreditation standards, or the interpretation or enforcement of those laws and regulations, including, but not limited to, the level of government funding for, and the company’s eligibility to participate in, student financial aid programs utilized by the company’s students; business conditions in the postsecondary education industry and in the general economy; the company’s failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its campuses; the company’s ability to implement its growth strategies; the company’s ability to retain or attract qualified employees to execute its business and growth strategies; the company’s failure to maintain or renew required federal or state authorizations or accreditations of its campuses or programs of study; receptivity of students and employers to the company’s existing program offerings and new curricula; the company’s ability to repay moneys it has borrowed; the company’s ability to collect internally funded financing from its students; and other risks and uncertainties detailed from time to time in the company’s filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2015

ITT Educational Services, Inc.

By:  /s/ Ryan L. Roney
       Name: Ryan L. Roney
       Title: Executive Vice President, Chief
                        Administrative and Legal Officer and Secretary

INDEX TO EXHIBITS

Exhibit No.                                           Description

10.1	Third Amendment to Letter Agreement, dated as of July 29, 2015, by and between ITT Educational Services, Inc. and Kevin M. Modany

99.1	Press Release issued by ITT Educational Services, Inc. dated July 30, 2015.

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